Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

LESLIE’S POOLMART, INC.

and

LPM ACQUISITION LLC

Dated as of January 7, 2005

i

Table of Contents

(Continued)

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of January 7, 2005 by and between LESLIE’S POOLMART, INC. a Delaware corporation (“Leslie’s”) and LPM ACQUISITION LLC, a Delaware limited liability company (“Acquisition”).

R E C I T A L S

The board of directors of Leslie’s and the managers of Acquisition deem it advisable for the mutual benefit of Leslie’s and Acquisition and their stockholders and members, respectively, that Acquisition be merged with and into Leslie’s (the “Merger”) upon the terms and subject to the conditions set forth herein and in accordance with the Delaware General Corporation Law (the “Delaware Law”). Each of the respective board of directors, managers, stockholders and members of Leslie’s and Acquisition have approved and adopted this Agreement.

Prior to the consummation of the Merger, it is anticipated that those persons whose names are set forth on Exhibit A attached hereto will enter into one or more contribution agreements with Acquisition (collectively, the “Contribution Agreement”).

In consideration of the mutual covenants, agreements, representations and warranties contained herein, and for the purpose of setting forth certain terms and conditions of the Merger, and the mode of carrying the same into effect, Leslie’s and Acquisition hereby agree as follows:

ARTICLE 1

MERGER AND ORGANIZATION

Section 1.1 The Merger. Acquisition shall be merged with and into Leslie’s as soon as practicable following the execution of this Agreement, upon the terms and subject to the conditions hereinafter set forth, as permitted by and in accordance with the Delaware Law. Leslie’s and Acquisition are herein sometimes referred to as the “Constituent Entities.” Leslie’s shall be the surviving entity following the effectiveness of the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 1.2 Effect of Merger. The parties agree to the following provisions with respect to the Merger:

(a) Name of Surviving Corporation. The name of the Surviving Corporation shall from and after the Effective Date (as hereinafter defined) be and continue to be “Leslie’s Poolmart, Inc.” until changed in accordance with applicable law.

(b) Certificate of Incorporation. The certificate of incorporation substantially in the form attached hereto as Exhibit B shall from and after the Effective Date be the certificate of incorporation of the Surviving Corporation until changed or amended in accordance with the provisions of applicable law.

(c) Bylaws. The bylaws of Leslie’s as in effect immediately prior to the Effective Date shall from and after the Effective Date be and continue to be the bylaws of the Surviving Corporation until changed or amended in accordance with the provisions of applicable law.

(d) Corporate Organization. On the Effective Date, the separate existence of Acquisition shall cease, and Leslie’s as the surviving entity and successor and shall succeed to Acquisition in the manner of and as more fully set forth in Section 259 of the Delaware Law.

(e) Directors and Officers. The directors of Leslie’s immediately prior to the Effective Date will be the initial directors of the Surviving Corporation, and the officers of Leslie’s immediately prior to the Effective Date will be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified.

(f) Filing of Certificate of Merger. If this Agreement is not terminated pursuant to Article 7 hereof, as soon as practicable after all conditions to the Merger set forth in Article 6 hereof shall have been satisfied or waived, Leslie’s and Acquisition shall cause the certificate of merger substantially in the form attached hereto as Exhibit C (“Certificate of Merger”) to be executed and acknowledged and, as required by the Delaware Law, filed with the Secretary of State of the State of Delaware as provided in the Delaware Law. The Merger shall be consummated and the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur immediately upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the date and time of such filing and Closing being referred to herein as the “Effective Date”). The Closing shall take place at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, or at such other place as the parties may mutually agree.

(g) Further Assurances. If at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Entities acquired or to be acquired as a result of the Merger, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of the Constituent Entities, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Constituent Entities, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Entities acquired or to be acquired as a result of the Merger and otherwise to carry out the purposes of this Agreement.

ARTICLE 2

CONVERSION OF SECURITIES ON THE EFFECTIVE DATE

Section 2.1 Conversion of Securities of Leslie’s and Acquisition. At the Effective Date, pursuant to this Agreement and by virtue of the Merger and without any action on the part of Leslie’s, Acquisition or the holders of any of the following securities:

(a) Each share of common stock, par value $.001 per share, of Leslie’s (“Leslie’s Common Stock”) issued and outstanding immediately prior to the Effective Date (other than any shares of Leslie’s Common Stock to be cancelled pursuant to Section 2.1(c)) shall be cancelled and shall be converted automatically into the right to receive an amount equal to $15.00 in cash, without interest, payable to the holder thereof upon surrender of the certificate formerly representing such share of Leslie’s Common Stock in the manner provided in Section 2.2;

(b) Each share of exchangeable cumulative redeemable preferred stock, Series A, par value $.001 per share, of Leslie’s (“Leslie’s Preferred Stock”) (shares of Leslie’s Common Stock and Leslie’s Preferred Stock being hereinafter collectively referred to as “Leslie’s Shares” and individually as a “Leslie’s Share”) issued and outstanding immediately prior to the Effective Date (other than any shares of Leslie’s Preferred Stock to be cancelled pursuant to Section 2.1(c)) shall be cancelled and shall be converted automatically into the right to receive an amount in cash equal to the sum that would be payable to a holder pursuant to the “optional redemption” provisions of the Leslie’s Preferred Stock if the redemption date were the Effective Date, payable to the holder thereof upon surrender of the certificate formerly representing such share of Leslie’s Preferred Stock in the manner provided in Section 2.2; and

(c) Each Leslie’s Share held in the treasury of Leslie’s, if any, and each Leslie’s Share owned by Acquisition, immediately prior to the Effective Date shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(d) Each Acquisition Common Unit (as hereinafter defined and, collectively with the Acquisition Common Units, the “Acquisition Units”) that is issued and outstanding immediately prior to the Effective Date shall be converted into one (1) newly issued, fully paid and nonassessable share of New Leslie’s Common Stock. Each Acquisition Preferred Unit (as hereinafter defined ) that is issued and outstanding immediately prior to the Effective Date shall be converted into one (1) newly issued, fully paid and nonassessable share of New Leslie’s Preferred Stock (as hereinafter defined). As used herein, “New Leslie’s Common Stock” means the common stock, par value $.001 per share, of the Surviving Corporation and “New Leslie’s Preferred Stock” means the 10% senior redeemable exchangeable cumulative preferred stock, par value $.001 per share, of the Surviving Corporation.

Section 2.2 Payment of Cash for Leslie’s Shares.

(a) After surrender to the Surviving Corporation of any certificate which prior to the Effective Date shall have represented any Leslie’s Shares to be converted to cash, the Surviving Corporation shall promptly distribute to the person in whose name such certificate shall have been registered, a check representing the amount of cash into which such Leslie’s Shares shall have been converted at the Effective Date pursuant to Sections 2.1(a) and (b) hereof. Until so surrendered and exchanged, each such certificate shall, after the Effective Date, be deemed to represent only the right to receive such cash, and until such surrender and exchange, no cash shall be paid to the holder of such outstanding certificate in respect thereof. The Surviving Corporation shall promptly after the Effective Date cause to be distributed to such holders appropriate materials to facilitate such surrender.

(b) From and after the Effective Date, the holders of Leslie’s Shares outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such Leslie’s Shares except as otherwise provided herein or by law.

(c) After the Effective Date, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Leslie’s Shares which were outstanding immediately prior to the Effective Date. If, after the Effective Date, certificates for Leslie’s Shares are presented to the Surviving Corporation, they shall be cancelled and promptly exchanged for cash to the extent provided in this Section 2.2.

Section 2.3 Exchange of Stock Certificates. Immediately after the Effective Date, the Surviving Corporation shall deliver to each record holder of outstanding Acquisition Units that were converted into the right to receive shares of New Leslie’s Common Stock and New Leslie’s Preferred Stock in accordance with Section 2.1(d), in exchange for such holder’s Acquisition Units, share certificates, registered in the name of such holder, representing the number of shares of New Leslie’s Common Stock and New Leslie’s Preferred Stock to which such record holder is so entitled by virtue of Section 2.1(d). Each such certificate will bear a legend (a) restricting the transferability of such shares of New Leslie’s Common Stock and New Leslie’s Preferred Stock, which restrictions include restrictions designed to assure the Surviving Corporation that these shares will not be offered or sold in contravention of any federal or state securities laws and (b) disclosing the existence of the Stockholders Agreement to be entered into by the holders of such shares.

ARTICLE 3

ADDITIONAL AGREEMENTS IN CONNECTION WITH THE MERGER

Section 3.1 Stockholder Approval. Leslie’s shall take all actions reasonably necessary in accordance with applicable law and its certificate of incorporation and bylaws either to cause the stockholders to approve the principal terms of this Agreement and the Merger by written action, or to convene a meeting of its stockholders as soon as reasonably practicable for such purposes (the “Stockholder Approval”).

Section 3.2 Termination of Leslie’s Stock Option Plans. Leslie’s shall (i) take all steps necessary to cause its NQ Option Plan, ISO Option Plan and 1998 Nonvoting Stock Option Plan (collectively, the “Stock Option Plans”) to be terminated on or prior to the Effective Date and (ii) if not otherwise terminated by their terms upon the effectiveness of the Merger, obtain at the earliest practicable date and prior to the Effective Date the written consent of each holder of an issued and outstanding stock option issued pursuant to the Stock Option Plans as well as the written consent of each holder of all other options to purchase Leslie’s Common Stock not granted under the Stock Option Plans (collectively, the “Stock Options”) to the cancellation of such holders’ Stock Options (irrespective of their exercise price and whether or not then currently exercisable) to take effect on the Effective Date. On the Effective Date, the Surviving Corporation shall pay each holder of Stock Options, to the extent such Stock Options have not been previously exercised or cancelled, (x) cash in an amount equal to the product of (i) the difference between $15.00 and the exercise price of such Stock Options, multiplied by (ii) the number of shares of Leslie’s Common Stock subject to such Stock Options, less, (y) the amount of all applicable withholding taxes.

Section 3.3 Reasonable Best Efforts. Upon the terms and subject to the conditions herein provided, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable laws and regulations and their respective certificates of incorporation and bylaws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by the this Agreement. Such actions shall include, without limitation, using its reasonable best efforts to (a) obtain all consents, amendments to or waivers from other parties under the terms of all leases and other agreements between Leslie’s and such parties required as a result of the transactions contemplated by the this Agreement, if any, (b) obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal or state law or regulation, (c) defend any lawsuits or other legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties (including governmental agencies or officials), challenging this Agreement, or the consummation of the transactions contemplated hereby and (d) effect all necessary registrations and filings, including but not limited to any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and submissions of information requested by governmental authorities. Upon the terms and subject to the conditions hereof, and subject to the fiduciary duties of the board of directors of Leslie’s, as it may be advised in writing by counsel, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things necessary to satisfy the other conditions of Closing set forth herein.

Section 3.4 Debt Tender Offer. Leslie’s shall use its reasonable best efforts to consummate the tender offer for all of its outstanding 10 3/8% Senior Notes due 2008 commenced on December 23, 2004 (the “Debt Tender”).

Section 3.5 Financing. Acquisition shall use its reasonable best efforts, and Leslie’s shall provide all reasonable assistance, to obtain the financing on terms and conditions satisfactory to Acquisition to (a) effect the Merger, (b) refinance outstanding debt of the Surviving Corporation (c) provide adequate ongoing working capital to the Surviving Corporation and (d) pay the fees and expenses related to the Merger, the Debt Tender and obtaining the financing and refinancing (the “Financing”).

Section 3.6 Conduct of Business by Leslie’s Pending the Merger. Leslie’s covenants and agrees that, prior to the Effective Date, unless Acquisition shall otherwise agree in writing and except for the Debt Tender, the Financing or as otherwise contemplated by this Agreement:

(a) the business of Leslie’s and its subsidiaries shall be conducted only in the ordinary and usual course and consistent with past practice; Leslie’s and its subsidiaries shall not, without the prior written consent of Acquisition, (i) except in the ordinary course of its business, enter into any agreement which would be material to the condition (financial or otherwise), results of operations, properties, assets, liabilities or business of Leslie’s, (ii) purchase, sell or encumber (or enter into any agreement to purchase, sell or encumber), or enter into a merger or consolidation which would affect, any material properties or assets of Leslie’s, or (iii) except in the ordinary course of its business, enter into any other agreement or arrangement involving payments in excess of $500,000 in the aggregate with respect to the business or operations of Leslie’s;

(b) Leslie’s shall not (i) amend its certificate of incorporation or bylaws or the certificates of incorporation or bylaws of any of its subsidiaries, (ii) change the number of authorized or outstanding shares of its capital stock (except for shares of Leslie’s Common Stock issued upon the exercise of Stock Options outstanding on the date hereof) or issue or grant any additional stock options or (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of any of its shares of capital stock;

(c) neither Leslie’s nor any of its subsidiaries shall (i) issue, grant, sell, pledge or transfer or agree or propose to issue, grant, sell, pledge or transfer any shares of capital stock, stock options, warrants, securities or rights of any kind or rights to acquire any such shares, securities or rights of Leslie’s, any of its subsidiaries or any successor thereto (except for shares of Leslie’s Common Stock issued upon the exercise of Stock Options outstanding on the date hereof), (ii) incur any indebtedness (other than borrowings under Leslie’s existing credit facilities incurred to finance current operations in the ordinary course of business and short term indebtedness to trade creditors incurred in the ordinary course of business), (iii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of Leslie’s of any class or any options, warrants or other rights to purchase any such shares, or (iv) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(d) Leslie’s and its subsidiaries shall use their reasonable best efforts to conduct their relations with employees, including termination and hiring practices, and their employee benefit plans only in the ordinary and usual course and consistent with the past practices and policies of Leslie’s, shall not amend, or enter into any additional, employment agreements with officers or directors of Leslie’s, shall make no increases in employee compensation or benefits (including severance arrangements) except regularly scheduled periodic increases and customary bonuses for the fiscal year ended October 2, 2004 under Leslie’s existing bonus plan, and shall not enter into any employment or termination agreements or other material arrangements relating to employment benefits;

(e) each of Leslie’s and its subsidiaries shall use its reasonable best efforts to keep in place its current insurance policies which are material (either individually or in the aggregate); and notwithstanding such efforts, if any such policy is cancelled, Leslie’s shall use its reasonable best efforts to replace such policy or policies;

(f) neither Leslie’s nor its subsidiaries shall assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation, except in the ordinary and usual course of its business;

(g) except in the ordinary and usual course of business, neither Leslie’s nor its subsidiaries shall make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any individual, firm or corporation, or otherwise enter into any material transaction;

(h) neither Leslie’s nor any of its subsidiaries shall make any material tax election or settle or compromise any material federal, state, local or foreign income tax liability;

(i) neither Leslie’s nor any of its subsidiaries shall make any change in its accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; and

(j) neither Leslie’s nor any of its subsidiaries shall enter into an agreement or otherwise agree to do any of the things described in clauses (a) through (i) or anything which, to Leslie’s best knowledge at the time of such action, would make any representation or warranty of Leslie’s in this Agreement untrue or incorrect in any material respect as of the date hereof and as of the Effective Date, as if made on such date, except to the extent such representations and warranties expressly relate to a specific date (in which case such representations and warranties shall be true and correct as of such date).

Section 3.7 Leslie’s Notification of Certain Matters. Leslie’s shall, promptly upon obtaining knowledge of any of the following occurring subsequent to the date of this Agreement and prior to the Effective Date, notify Acquisition of: (a) any material claims, actions, proceedings, tax audits or investigations commenced or, to its knowledge, threatened, involving or affecting Leslie’s or any of its subsidiaries or any of their properties or assets, or, to its knowledge, against any employee, consultant, director, officer or stockholder of Leslie’s or any of its subsidiaries, in his, her or its capacity as such, (b) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by Leslie’s or any of its subsidiaries, under any agreement, lease, indenture or instrument to which Leslie’s or any of its subsidiaries is a party or is subject where such a default would have a material adverse effect on Leslie’s and its subsidiaries, taken as a whole, (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, and (d) any material adverse change in the condition (financial or otherwise), results of operations, properties, assets, liabilities or business of Leslie’s and its subsidiaries, taken as a whole, or the occurrence of an event known to Leslie’s which, so far as reasonably can be foreseen at the time of its occurrence, could result in any such change.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF LESLIE’S

Except for the Debt Tender, the Financing or as described on Schedule 1 attached hereto, Leslie’s represents and warrants to Acquisition as follows:

Section 4.1 Organization and Good Standing. Each of Leslie’s and its subsidiaries is a duly organized and validly existing corporation in good standing under the laws of the state of its incorporation, with all requisite power and authority (corporate and other) to own, lease and operate its properties and conduct its business and is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on Leslie’s and its subsidiaries, taken as a whole. Leslie’s has heretofore delivered to Acquisition accurate and complete copies of its and its subsidiaries’ articles or certificate of incorporation and bylaws, as currently in effect.

Section 4.2 Authorization; Binding Agreement. Leslie’s has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Leslie’s board of directors and, except for the approval of this Agreement and the Merger by the stockholders of Leslie’s in accordance with Delaware Law and the certificate of incorporation and bylaws of Leslie’s, no other corporate proceedings on the part of Leslie’s are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Leslie’s, and subject to the requisite approval of the stockholders of Leslie’s, constitutes the legal, valid and binding agreement of Leslie’s, enforceable against Leslie’s in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) general principles of equity (whether considered in an action in equity or at law) which provide, among other things, that the remedies of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

Section 4.3 Capitalization. The authorized capital stock of Leslie’s consists of 12,000,000 shares of Leslie’s Common Stock, and 2,000,000 shares of Leslie’s Preferred Stock. As of the date hereof, 7,371,586 shares of Leslie’s Common Stock were outstanding. As of December 31, 2004, 46,417 shares of Leslie’s Preferred Stock were outstanding. As of the date hereof, 1,647,260 shares of Leslie’s Common Stock were reserved for issuance upon exercise of outstanding Stock Options and 1,592,223 shares of Leslie’s Common Stock were or will be reserved for issuance on the Effective Date upon exercise of outstanding warrants. All of the outstanding shares of capital stock of Leslie’s and the subsidiaries of Leslie’s have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. All issued and outstanding shares of capital stock of the subsidiaries of Leslie’s are owned by Leslie’s or a wholly-owned subsidiary of Leslie’s free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as contemplated by this Agreement and except for the Stock Options and warrants, neither Leslie’s nor any subsidiary of Leslie’s has granted any outstanding option, warrant, subscription or other right, or entered into any agreement or commitment which either (a) obligates Leslie’s or any of its subsidiaries to issue, sell or transfer any shares of the capital stock of Leslie’s or any subsidiary of Leslie’s or (b) restricts the transfer of, or otherwise encumbers, shares of Leslie’s Common Stock.

Section 4.4 Financial Statements. All consolidated financial statements of Leslie’s and its subsidiaries (including the notes to such financial statements) included in Leslie’s Annual Report on Form 10-K for the fiscal year ended October 2, 2004 (the “Year End Financial Statements”) filed with the Securities and Exchange Commission (the “SEC”) (a) are in accordance with the books and records of Leslie’s and its subsidiaries, (b) present fairly the consolidated financial position, results of operations, changes in stockholders’ equity, and cash flow (as applicable) of Leslie’s and its subsidiaries as of the respective dates and for the respective periods indicated, and (c) have been prepared in conformity with generally accepted accounting principles applied in all material respects on a consistent basis through all the periods involved. Leslie’s has no material liabilities that are required by generally accepted accounting principles to be disclosed on a balance sheet other than (i) those disclosed in the Year End Financial Statements, and (ii) those arising in the ordinary course of business since October 2, 2004.

Section 4.5 Absence of Certain Changes or Events. Since October 2, 2004, (a) there has not been any change or any development which has had, or, to Leslie’s knowledge, would be likely to have, a material adverse effect on Leslie’s and its subsidiaries, taken as a whole, except for changes in general economic conditions, (b) there has not been any damage, destruction or loss, whether covered by insurance or not, having a material adverse effect upon Leslie’s and its subsidiaries, taken as a whole, (c) Leslie’s and its subsidiaries have conducted their respective businesses only in the ordinary course, (d) Leslie’s and its subsidiaries have not entered into any material transactions other than as approved by the board of directors of Leslie’s or as expressly permitted by this Agreement, (e) Leslie’s has not changed its accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles, (f) Leslie’s has not declared, paid or set aside for payment any dividends, and (g) except for customary periodic salary increases, automatic annual option grants to directors of Leslie’s, and other increases expressly approved by the Chief Executive Officer of Leslie’s, there have not been any changes in executive compensation levels or in the manner in which other employees of Leslie’s are compensated or the supplemental benefits provided to such employees.

Section 4.6 SEC Reports and Other Documents. Each registration statement or report filed with the SEC and not withdrawn by Leslie’s since September 30, 2001 did not, on the date of effectiveness in the case of such registration statements, or on the date of filing in the case of such reports, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since September 30, 2001, Leslie’s has filed all reports that would have been required to be filed by it with the SEC had Leslie’s been required to file periodic reports with the SEC pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended, and all such reports complied as to form in all material respects with the applicable requirements of law. All financial statements and schedules included in the documents referred to in the preceding sentence were prepared in accordance with generally accepted accounting principles (except for the absence of footnotes in the quarterly financial statements included in such documents), applied in all material respects on a consistent basis except as noted therein, and fairly present the information purported to be shown therein.

Section 4.7 Governmental and Other Consents and Approvals. Subject to the approval of this Agreement and the Merger by the stockholders of Leslie’s, to Leslie’s knowledge, no consent, waiver, approval, license or authorization of or designation, declaration or filing with any governmental agency or authority or other public persons or entities in the United States is required in connection with the execution or delivery by Leslie’s of this Agreement or the consummation by Leslie’s of the transactions contemplated hereby, other than (a) the filing in the state of Delaware in accordance with the Delaware Law, (b) filings required under the HSR Act, if any, and (c) such other consents, waivers, approvals, licenses or authorizations, the failure of which to be obtained will not have a material adverse effect on Leslie’s and its subsidiaries, taken as a whole, or on the ability of Leslie’s to consummate the transactions contemplated hereby.

Section 4.8 No Violation. The execution and delivery of this Agreement and the consummation by Leslie’s of the transactions contemplated hereby, or compliance by Leslie’s with any of the provisions thereof or hereof, will not:

(a) violate any provision of the charter documents of Leslie’s or any of its subsidiaries;

(b) cause Leslie’s to violate in any material respect (i) any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to Leslie’s or any of its subsidiaries or any of their respective properties or (ii) the award of any arbitrator or panel of arbitrators;

(c) cause the acceleration of the maturity of any material debt or obligation of Leslie’s or any of its subsidiaries; or

(d) violate, or be in conflict with, or constitute a material default under, or permit the termination of, or, except as contemplated by this Agreement, require the consent of any person under, or result in the creation of any material lien upon any property of Leslie’s or any of its subsidiaries under, any agreement, indenture, lease or instrument to which Leslie’s or any of its subsidiaries is a party or by which Leslie’s or any of its subsidiaries (or their respective properties) may be bound, which individually or in the aggregate would have a material adverse effect on Leslie’s and its subsidiaries, taken as a whole.

Leslie’s is not in material noncompliance or default (without giving effect to any grace or cure period or notice requirement) under any agreement, indenture or instrument creating or evidencing indebtedness for borrowed money or under any capital lease or under any agreement pursuant to which any of its securities were sold. Leslie’s has valid leasehold interests in all material real and personal property held under lease and is not in default of any of its material obligations under any lease or sublease establishing such leasehold interests, except in those instances in which such default, individually or in the aggregate, would not materially and adversely affect Leslie’s and its subsidiaries taken as a whole.

Section 4.9 Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the knowledge of Leslie’s, threatened against or affecting Leslie’s or any of its properties, assets, business, franchises or governmental approvals before any court or governmental department, commission, board, bureau, agency, instrumentality or arbitrator, which, individually or in the aggregate, could reasonably be expected (a) to have a material adverse effect upon Leslie’s and its subsidiaries, taken as a whole, or (b) to materially and adversely affect the ability of Leslie’s to carry out, or prevent or make unduly burdensome, the Merger or the transactions contemplated by this Agreement.

Section 4.10 Governmental Approvals; Compliance with Law. Leslie’s possesses from the appropriate agency, commission, board or governmental authority, whether federal, state or local, all licenses, permits, authorizations, approvals, franchises and rights (“Government Approvals”) that are necessary for Leslie’s to engage in the business currently conducted by it, except in those instances in which failure to possess Government Approvals, individually or in the aggregate, would not materially and adversely affect Leslie’s and its subsidiaries, taken as a whole; to the knowledge of Leslie’s, all Government Approvals possessed by Leslie’s have been validly issued, are in full force and effect and Leslie’s has no reason to believe such Government Approvals are subject to revocation, cancellation, suspension or termination. Leslie’s is in compliance with all applicable federal, state and local laws, statutes, ordinances, rules and regulations, except in those instances in which non-compliance, individually or in the aggregate, would not materially and adversely affect Leslie’s and its subsidiaries, taken as a whole.

Section 4.11 Brokers and Finders. Except for Houlihan Lokey Howard & Zukin (“Houlihan”), which has been engaged, pursuant to an engagement letter dated December 7, 2004, to provide advice to the board of directors of Leslie’s and its principal stockholder with respect to whether the consideration to be received by the holders of Leslie’s Common Stock is fair to such principal stockholder from a financial point of view, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or in connection with any of the transactions contemplated hereby based upon arrangements made by or on behalf of Leslie’s.

Section 4.12 Fairness Opinions and Approval by Board of Directors. On or prior to the date hereof, the Board of Directors approved the terms of this Agreement and received a written opinion from Houlihan as of such date, substantially to the effect that, from a financial point of view, the consideration to be received by certain holders of Leslie’s Common Stock in the Merger is fair to the holders of Leslie’s Common Stock.

Section 4.13 Taxes. All material Returns (as hereinafter defined) required to be filed by or with respect to Leslie’s and Tax Affiliates (as hereinafter defined) have been properly and accurately prepared in all material respects and filed on a timely basis. Leslie’s has not received notice of an audit, examination or deficiency with respect to material Taxes that has not been finally resolved, with all amounts due as a result thereof either fully paid or fully reflected as a liability in the balance sheet included in the Year End Financial Statements in accordance with generally accepted accounting principals. No material liability for Taxes has been incurred by Leslie’s or Tax Affiliates since October 2, 2004 other than in the ordinary course of their business. Neither Leslie’s nor any of its subsidiaries is party to a material closing agreement or similar agreement with any Tax authority or is required to include in income for any period following the Effective Date any material adjustment pursuant to Section 481 of the Internal Revenue Code of 1986, as amended (the “Code”), or comparable state or local tax law. The transactions contemplated by this Agreement will not give rise to an “excess parachute payment” within the meaning of Section 280G of the Code. As used in this Section 4.13, the term “Tax” or “Taxes” means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, franchise, sales, use, withholding, employment, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary or other similar group for any period, or otherwise through operation of law and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; the term “Returns” means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes; and the term “Tax Affiliate” means any subsidiaries of Leslie’s and any individual or entity for whose Taxes Leslie’s or any of its subsidiaries is or could be held liable (whether by reason of being a member of an affiliated, consolidated, combined, unitary, or other similar group for Tax purposes, by reason of being a successor, by agreement, or otherwise) (but only with respect to the Taxes and taxable periods(s) or portions thereof with respect to which Leslie’s or such subsidiaries is or could be held liable for such Taxes).

Section 4.14 Employee Benefits. A list of all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which are maintained or contributed to by Leslie’s or any of Leslie’s subsidiaries (the “Company Benefit Plans”) has been disclosed in writing to Acquisition. Leslie’s made available to Acquisition (i) true and complete copies of all Company Benefit Plans; (ii) the most recent annual report (series 5500), if any, required under ERISA with respect to each Company Benefit Plan, including audited financial statements; and (iii) the most recent Summary Plan Description, if any, required under ERISA with respect to each Company Benefit Plan. Except as disclosed in writing to Acquisition or as would not reasonably be expected to have a material adverse effect upon Leslie’s and its subsidiaries, taken as a whole, (i) with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code and is maintained by Leslie’s or any of Leslie’s subsidiaries for any of their employees, (x) Leslie’s or such subsidiary has obtained a favorable determination letter from the IRS and, to Leslie’s knowledge, nothing has happened since such letter that would adversely affect the tax qualification of such plan and (y) such plan has been operated in compliance with ERISA and in accordance with the provisions of, and the rules and regulations covering, such plan, (ii) with respect to each

Company Benefit Plan, Leslie’s and Leslie’s subsidiaries are not, and to Leslie’s knowledge no other person is, engaged in a transaction prohibited by Section 4975 of the Code or Section 406 of ERISA, (iii) no Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, (iv) no benefit is provided pursuant to a welfare benefit plan (as defined in ERISA Section 3(1)) to a former employee of Leslie’s or any Leslie’s subsidiaries other than for continuation health coverage benefits provided under Code Section 4980B, and (v) no claim, action or other legal proceeding has been made, commenced or, to Leslie’s knowledge, threatened with respect to any Company Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied routine claims), and no Company Benefit Plan is the subject of any pending, or to Leslie’s knowledge, threatened, investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority.

Section 4.15 Environmental Matters. Except as disclosed in filings with the SEC since September 30, 2001, to the knowledge of Leslie’s, (i) neither Leslie’s nor any of its subsidiaries has generated, used, transported, treated, stored, released or disposed of, or has permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance (as hereinafter defined), in violation of any Laws (as hereinafter defined), (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the business of Leslie’s or any of its subsidiaries or the use of any property or facility of Leslie’s or any of its subsidiaries which has created or could reasonably be expected to create any material liability under any Laws that would require reporting to or notification of any federal or state governmental agency or authority, (iii) no asbestos or polychlorinated biphenyl is contained in or located at any facility of Leslie’s or any of its subsidiaries, and (iv) any Hazardous Substance handled or dealt with in any way in connection with the businesses of Leslie’s and its subsidiaries, whether before or during Leslie’s ownership, has been and is being handled or dealt with in all material respects in compliance with applicable Laws; excepting, however, in each case any acts or omissions referred to in any of the preceding clauses (i) through (iv) to the extent that such acts or omissions, taken in the aggregate, would not have a material adverse effect on Leslie’s and its subsidiaries, taken as a whole. As used in this Section 4.15, the term “Hazardous Substance” means substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances,” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, carcinogenicity, reproductive toxicity or “EP toxicity,” and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy. As used in this Section 4.15, the term “Laws” means any constitutional provision, statute or other law, rule, regulation, or published interpretation of any thereof and any decree, injunction, judgment, order, ruling, or writ.

Notwithstanding this Article 4, neither Leslie’s nor any of its officers, directors, employees or representatives shall have any liability to Acquisition, nor shall Acquisition have any claim for damages, whether under this Agreement or otherwise, as a result of any breach of any of the representations or warranties contained in this Article 4. For the avoidance of doubt, the parties agree that the preceding sentence shall not affect the rights of Acquisition under Section 6.3(a).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF ACQUISITION

Except as disclosed on Schedule 2 attached hereto, Acquisition hereby represents and warrants to Leslie’s as follows:

Section 5.1 Organization and Good Standing. Acquisition is a duly organized and validly existing limited liability company in good standing under the laws of the state of Delaware. Acquisition has heretofore delivered to Leslie’s accurate and complete copies of its certificate of formation and operating agreement as currently in effect. Acquisition does not own or have any subsidiary or own or hold any capital stock, security or investment in any other person or entity, other than bank accounts, certificates of deposit, money market or similar short-term investments.

Section 5.2 Authorization; Binding Agreement. Acquisition has all requisite power and authority to execute and deliver this Agreement and to consummate the Merger and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly and validly authorized by the requisite action of its managers, and this Agreement has been adopted by the members of Acquisition in accordance with Delaware Law and its certificate of formation and operating agreement. No other entity-level proceedings on the part of Acquisition are necessary to authorize this Agreement, the Merger and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Acquisition and constitutes a legal, valid and binding agreement of Acquisition, enforceable against Acquisition in accordance with its terms except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) general principles of equity (whether considered in an action in equity or at law) which provide, among other things, that the remedies of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

Section 5.3 Capitalization. Acquisition is authorized to issue a single class of common units (which units are referred to herein as “Acquisition Common Units”) and a single class of preferred units (which units are referred to herein as “Acquisition Preferred Units”). All of the Acquisition Units outstanding on the Effective Date will have been duly authorized and will be, validly issued, fully paid and nonassessable and free of preemptive rights. Acquisition has no treasury stock or other equity of Acquisition.

Section 5.4 No Violation. Neither the execution and delivery of this Agreement, the filing of the Certificate of Merger or the consummation by Acquisition of the transactions contemplated hereby, nor compliance by Acquisition with any of the provisions hereof or thereof, will:

(a) violate any provision of the constitutive documents of Acquisition;

(b) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to Acquisition or any of its properties;

(c) cause the acceleration of the maturity of any debt or obligation of Acquisition; or

(d) violate, or be in conflict with, or constitute a default under, or permit the termination of, or except as contemplated by this Agreement, require the consent (other than those consents obtained prior to the date hereof) of any person under, or result in the creation of any lien upon any property of Acquisition under, any agreement, indenture, lease or instrument to which Acquisition is a party or by which Acquisition (or its properties) may be bound, which in the aggregate would have a material adverse effect on Acquisition.

Acquisition is not in material default (without giving effect to any grace or cure period or notice requirement) under any agreement for borrowed money or under any agreement pursuant to which any of its securities were sold.

Section 5.5 Governmental and Other Consents and Approvals. To the knowledge of Acquisition, no consent, waiver, approval, license or authorization of or designation, declaration or filing with any governmental agency or authority or other public persons or entities in the United States is required in connection with the execution or delivery by Acquisition of this Agreement or the consummation by Acquisition of the Merger or the transactions contemplated hereby, other than (a) filings in the State of Delaware in accordance with the Delaware Law, (b) filings required under the HSR Act, if any, and (c) such other consents, waivers, approvals, licenses or authorizations, the failure of which to be obtained will not have a material adverse effect on Acquisition or on the ability of Acquisition to consummate the transactions contemplated hereby.

Section 5.6 No Prior Activities. Acquisition has not incurred, and will not incur, directly or through any subsidiary, any liabilities or obligations, except those incurred in connection with its organization or with the negotiation of this Agreement or contemplated hereby, including, without limitation, the Contribution Agreement and the Financing. Except as contemplated by this Agreement, Acquisition has not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any person or entity, or become subject to or bound by any obligation or undertaking. Acquisition was formed solely for the purpose of facilitating the Merger and the Financing.

Section 5.7 Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the knowledge of Acquisition, threatened against or affecting Acquisition or any of its properties, assets, business, franchises or governmental approvals before any court or governmental department, commission, board, bureau, agency, instrumentality or arbitrator, which, individually or in the aggregate, could reasonably be expected (a) to have a material adverse effect upon Acquisition or (b) to materially and adversely affect the ability of Acquisition to carry out, or prevent or make unduly burdensome, the Merger or the transactions contemplated by this Agreement.

ARTICLE 6

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Date of the following conditions:

(a) Stockholder Approval. This Agreement and the Merger shall have been approved at or prior to the Effective Date by the holders of a majority of the outstanding shares of each of Leslie’s Common Stock and Leslie’s Preferred Stock entitled to vote thereon;

(b) Litigation. No action, suit or proceeding shall be pending before any court or governmental body in which an unfavorable judgment or decree would prevent or substantially delay the consummation of the Merger, cause either such transaction to be rescinded or, with respect to any litigation in connection with the Merger, result in an award of damages that would have a material adverse effect on the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of Leslie’s and its subsidiaries, taken as a whole;

(c) Consents. Leslie’s and Acquisition shall have been furnished with evidence satisfactory to them of the timely consent or approval of, or notice to, each governmental authority or other person or entity whose consent or approval, or to whom notice, is required in connection with the execution or delivery by Leslie’s or Acquisition of this Agreement or consummation of the transactions contemplated hereby;

(d) HSR Act. Any applicable waiting period under the HSR Act shall have expired or early termination shall have been granted;

(e) Fairness Opinions. The fairness opinion delivered by Houlihan pursuant to Section 4.12 hereof shall not have been withdrawn or materially and adversely modified;

(f) Employment Arrangements. Acquisition shall have entered into arrangements for continued employment of senior management satisfactory to Acquisition; and

(g) Financing. Acquisition shall have obtained the Financing pursuant to Section 3.4

Section 6.2 Conditions to Obligation of Leslie’s to Effect the Merger. The obligations of Leslie’s to effect the Merger shall be subject to the satisfaction at or prior to the Effective Date of the following additional conditions, unless waived by Leslie’s:

(a) Representations and Warranties. The representations and warranties of Acquisition set forth in Article 5 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date, except as otherwise contemplated by this Agreement, and Leslie’s shall have received a certificate from Acquisition signed by its President to that effect; and

(b) Performance of Obligations of Acquisition. Acquisition shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and Leslie’s shall have received a certificate from Acquisition signed by one of its managers to that effect.

Section 6.3 Conditions to Obligations of Acquisition to Effect the Merger. The obligations of Acquisition to effect the Merger shall be subject to the satisfaction at or prior to the Effective Date of the following additional conditions, unless waived by Acquisition:

(a) Representations and Warranties. The representations and warranties of Leslie’s set forth in Article 4 hereof shall be true and correct in all material respects as of the date of this Agreement and, except as contemplated by this Agreement, as of the Effective Date as though all of such representations were made on and as of the Effective Date by Leslie’s, and Acquisition shall have received certificates of Leslie’s signed by the President and a Vice President of Leslie’s to that effect;

(b) Performance of Obligations of Leslie’s. Leslie’s shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and Acquisition shall have received certificates of Leslie’s signed by the President and a Vice President of Leslie’s to that effect;

(c) Dissenters’ Rights. The aggregate number of shares of Leslie’s Common Stock on the effective time of the Merger, the holders of which have demanded purchase of their shares from Leslie’s in accordance with the provisions of Section 262 of the Delaware Law, shall not equal 1% or more of the shares of Leslie’s Common Stock outstanding as of the record date for the Stockholder Approval;

(d) Certification of Non-U.S. Real Property Holding Corporation Status. Acquisition shall have received from Leslie’s a certification described in Treasury Regulation Section 1.1445-2(c)(3), in form and substance reasonably acceptable to Acquisition, to the effect that Leslie’s is not a U.S. real property holding corporation during the period specified in Section 897(c)(1)(ii) of the Code, and shall have been provided evidence reasonably satisfactory to Acquisition of compliance with the terms of Treasury Regulation Section 1.897-2(h) with respect to such certificate;

(e) Contribution Agreement. Each person whose name is set forth on Exhibit A attached hereto shall have executed and performed its obligations under the Contribution Agreement; and

(f) Repayment of Promissory Notes. Each of Lawrence H. Hayward and Donald J. Anderson shall have repaid in full, their respective notes payable to Leslie’s dated March 23, 2001.

ARTICLE 7

TERMINATION; NON-SURVIVAL OF REPRESENTATIONS,

WARRANTIES AND COVENANTS; WAIVER AND AMENDMENT

Section 7.1 Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date, by:

(a) mutual written consents of the boards of directors or managers of the Constituent Entities;

(b) any of the parties, by written notice to the other parties, if the Merger shall not have been consummated by March 31, 2005; provided, however, that the right to terminate this Agreement under this clause (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Date to occur on or before this date; provided further, however, that the passage of such period shall be tolled (and the date for such consummation shall be correspondingly extended) for any part thereof (but not exceeding 60 days in the aggregate) during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the effectuation of Stockholder Approval;

(c) Acquisition, by written notice to Leslie’s, if after the date hereof there shall have been a material adverse change in the condition (financial or otherwise), results of operations, properties, assets, liabilities or business of Leslie’s and its subsidiaries, taken as a whole, whether by reason of operations in the ordinary course of business, changes in general economic conditions, or otherwise; and

(d) Either of the parties, by written notice, if any court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

Any action to be taken to terminate this Agreement under this Section shall be taken by, or pursuant to authority granted by, the Boards of Directors or the managers of Leslie’s or Acquisition as applicable.

Section 7.2 Non-Survival of Representations, Warranties and Covenants. The respective representations and warranties of Leslie’s and Acquisition contained herein or in any certificate delivered pursuant hereto shall expire with, and be terminated and extinguished upon, consummation of the Merger, and thereafter none of Leslie’s or Acquisition or any officer, director or principal thereof shall be under any liability whatsoever with respect to any such representation or warranty. This Section 7.2 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Merger.

Section 7.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.4 Waiver. At any time prior to the Effective Date, whether before or after the Stockholder Approval, any party hereto, by action taken by its board of directors or managers, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) subject to the proviso contained in Section 7.3, waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if (i) set forth in an instrument in writing signed on behalf of such party by a duly authorized officer, and (ii) if signed by Acquisition.

Section 7.5 Effect of Termination. In the event of the termination of this Agreement under Section 7.1, this Agreement shall thereafter become void and have no effect and no party hereto shall have any liability to any other party hereto or its stockholders or directors or officers in respect thereof, except that the provisions of Section 8.3 (with respect to indemnification) and Section 8.12 (with respect to expenses) shall survive any such termination if such obligations arose at or before the time of such termination.

ARTICLE 8

GENERAL AGREEMENTS

Section 8.1 Notice. All notices, requests and other communications to any party shall be in writing (including telecopy or similar writing) and shall be given,

(a)	If to Acquisition:

	c/o	Leonard Green & Partners, L.P.
11111 Santa Monica Boulevard Suite 2000
Los Angeles, California 90025
Attention: Mr. John M. Baumer
Facsimile No.: (310) 954-0404

with a copy to:

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue Suite 4000
Los Angeles, California 90071-3197
Attention: Jennifer Bellah Maguire, Esq.
Facsimile No.: (213) 229-7520

(b)	If to Leslie’s, to:

Leslie’s Poolmart, Inc.
3925 East Broadway Road, Suite 100
Phoenix, Arizona 85040
Attention: General Counsel
Facsimile No.: (602) 366-3934

with a copy to:

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071-3197
Attention: Jennifer Bellah Maguire, Esq.
Facsimile No.: (213) 229-7520

or to such other address or telecopier number as such party may hereafter specify for the purpose of notice to the other parties. Any such notice, request or other communication shall be deemed to have been given and received on the day on which it is delivered or telecopied (or, if such day is not a business day in California or if the notice or other communication is not telecopied during business hours, at the place of receipt, on the next following business day); provided that if notice or other communication is given by telecopy, such notice or communication shall also be given by certified mail or by overnight courier.

Section 8.2 Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 8.3 Indemnification.

(a) Indemnification by the Surviving Corporation. To the fullest extent permitted under applicable law, Leslie’s shall indemnify and hold harmless, and after the Effective Date the Surviving Corporation shall, indemnify and hold harmless, to the fullest extent permitted under applicable law (and Leslie’s and the Surviving Corporation, as the case may be, will advance expenses to the full extent so permitted), each present and former director and officer of Leslie’s, and their respective heirs and personal and legal representatives (collectively the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative) arising out of or pertaining to this Agreement or the approval and consummation of the transactions contemplated hereby in his or her capacity as such or in any other capacity on behalf of a subsidiary, joint venture or any other entity in which he or she served at the request of Leslie’s, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date), (i) Leslie’s may prior to the Effective Date, and after the Effective Date the Surviving Corporation shall, pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Leslie’s or the

Surviving Corporation, as the case may be, promptly after statements therefor are received and (ii) Leslie’s and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither Leslie’s nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and provided further that neither Leslie’s nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, after exhaustion of all avenues of appeal, that such Indemnified Party is not entitled to indemnification hereunder (it being agreed, however, that neither Leslie’s nor the Surviving Corporation shall challenge a determination by any court which is favorable to an Indemnified Party).

(b) Notice; Undertaking; Representations. Any Indemnified Party wishing to claim indemnification under this Section 8.3 upon learning of any such claim, action, suit, proceeding or investigation, shall notify the indemnifying party thereof and shall, if required by applicable law, deliver to the indemnifying party an undertaking to repay any amounts advanced pursuant hereto when and if a court of competent jurisdiction shall ultimately determine, after exhaustion of all avenues of appeal, that such Indemnified Party is not entitled to indemnification hereunder. The Indemnified Parties shall as a group retain only one law firm pursuant to this Section 8.3 to represent them with respect to any such matter unless there is, in the opinion of counsel to the Indemnified Parties, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case the Indemnified Parties may retain, at the expense of Leslie’s or the Surviving Corporation, as the case may be, but in each such case subject to the terms of the undertaking referred to in this Section 8.3(b) such number of additional counsel as are necessary to eliminate all conflicts of the type referred to above.

(c) Assumption by Successors. In the event Leslie’s or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Leslie’s or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 8.3 to the maximum extent permitted under the laws of such person’s jurisdiction of incorporation, if such person is a corporation, or under other applicable law.

(d) Survival; Third-Party Rights. The terms of this Section 8.3 shall survive the consummation of the Merger at the Effective Date and shall continue without time limit. This Section 8.3 is intended to be for the benefit of, and to grant third-party rights to, the Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

(e) Adverse Amendments. Subject to applicable law, the certificate of incorporation and bylaws of the Surviving Corporation shall not be amended in a manner which adversely affects the rights of the Indemnified Parties under this Section 8.3.

Section 8.4 Parties in Interest. Except as otherwise provided in Section 8.3, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.5 Material Events. At all times prior to the Effective Date, each party shall promptly notify the other party or parties in writing of the occurrence of any event of which it obtains knowledge which will or may reasonably be expected to result in a failure to satisfy any of the conditions specified in Article 6 hereof.

Section 8.6 Publicity. The written release to the public by any party of any information relating to the Merger shall be approved in advance by the other parties, which approval shall not be unreasonably withheld or delayed.

Section 8.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.8 Interpretation. As used herein, “knowledge” of Leslie’s shall mean actual knowledge of the officers of Leslie’s, and “knowledge” of Acquisition shall mean the actual knowledge of its managers or actual knowledge of any partner or employee of Leonard Green & Partners, L.P. (“LGP”). Any agreement or consent given or made by LGP shall be considered to be an agreement or consent, as the case may be, of Acquisition.

Section 8.9 Subsidiaries. When a reference is made in this Agreement to subsidiaries of Leslie’s, the word “subsidiaries” means any corporation more than 50% of whose outstanding voting securities are directly or indirectly owned by Leslie’s.

Section 8.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

Section 8.11 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of California, without giving effect to the principles of conflict of laws thereof, except (i) the laws of the state of incorporation of a party shall govern its internal corporate affairs, and (ii) to the extent that the Delaware Law would govern the validity, interpretation and effect of this Agreement and the legal effect of the Merger in the absence of this Section 8.11.

Section 8.12 Costs and Expenses. Except as otherwise agreed by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 8.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

Section 8.14 Tax Withholding. All amounts payable pursuant to the terms of this Agreement shall be subject to applicable Tax withholding requirements. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the person with respect to whom such amounts were withheld.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first above written.

LESLIE’S POOLMART, INC.

By:	/s/ Donald J. Anderson
Name:	Donald J. Anderson
Title:	Executive Vice President, Chief Financial Officer and Secretary

LPM ACQUISITION LLC

By:	/s/ John Baumer
Name:	John Baumer
Title:	Manager